Exhibit 10.31

AGREEMENT

FOR

INFORMATION TECHNOLOGY SERVICES

between

GLOBAL PAYMENT SYSTEMS, LLC

and

ELECTRONIC DATA SYSTEMS CORPORATION

i

ii

LIST OF SCHEDULES

SCHEDULE A—DESCRIPTION OF SERVICES AND CHARGES

SCHEDULE B—SERVICE LEVELS

SCHEDULE C—TERMINATION PAYMENT SCHEDULE

iii

AGREEMENT FOR INFORMATION TECHNOLOGY SERVICES

THIS AGREEMENT, dated as of October 1, 2001, between GLOBAL PAYMENT SYSTEMS, LLC, a limited liability company chartered under the laws of the State of Georgia (hereinafter referred to as “GLOBAL”), and ELECTRONIC DATA SYSTEMS CORPORATION, a Delaware corporation (hereinafter referred to as “EDS”).

RECITALS

WHEREAS, EDS is in the business of providing information technology services to financial institutions and other service providers to service and process VISA and/or MasterCard related bank card cardholder account, commercial cardholder account, off-line debit, debit gateway and merchant account transactions; and

WHEREAS, GLOBAL desires to obtain, and EDS desires to furnish, information technology services for the merchant account processing business of GLOBAL (both currently owned by GLOBAL and acquired by GLOBAL during the term of this Agreement) all on the terms and subject to the conditions set forth herein; and

WHEREAS, GLOBAL and EDS entered into an Agreement for Information Technology Services as of December 18, 1996 (the “Original Agreement”) for the purpose of GLOBAL receiving and EDS furnishing certain services based on the terms and conditions described in this Agreement; and

WHEREAS, GLOBAL and EDS have negotiated and agreed to numerous amendments to the Original Agreement; and

WHEREAS, the amendments that have been agreed to are of such a nature and extent as to make it desirable for GLOBAL and EDS to restate their entire Agreement but such new Agreement shall remain to be the Processing Services Agreement contemplated under the Asset Purchase Agreement entered into between the parties as of December 19, 1996;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations, and warranties herein contained, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

1.1	Certain Definitions. As used in this Agreement:

(a)	“Account Executives” shall mean the EDS Account Executive and the GLOBAL Account Executive.

(b)	“Advisory Panel” shall mean a panel composed of members from EDS and from GLOBAL, which shall be formed and which shall operate in accordance with the provisions of Section 2.5 of this Agreement.

(c)	“Bank” shall mean a financial institution designated by GLOBAL.

(d)
“Base Services” shall mean the information technology services and applications related to Merchant Data Processing and included in the Base Price and generally described in Schedule A of this Agreement.

(e)	“Business Day” shall mean any weekday, Monday through Friday, except where any such day is a federal holiday.

(f)	“Debit services” shall mean off-line and debit gateway services.

(g)	“Documentation” shall mean, to the extent provided to GLOBAL, written and electronic documents, manuals (including user manuals), and reference materials which collectively contain a description and/or definition of basic or necessary operating conditions, characteristics, capabilities, and specifications of the Base Services.

(h)	“GLOBAL” shall mean GLOBAL PAYMENT SYSTEMS, LLC, a Georgia limited liability company.

(i)	“GLOBAL Account Executive” shall mean a representative of GLOBAL assigned to work with the EDS Account Executive. Until GLOBAL notifies EDS otherwise, the GLOBAL Account Executive shall be Tom Davis.

(j)	“EDS” shall mean Electronic Data Systems Corporation, a Delaware corporation.

(k)
“EDS Account Executive” shall mean an EDS account executive assigned to act as GLOBAL’s primary point of contact regarding this Agreement. Until EDS notifies GLOBAL otherwise, the EDS Account Executive shall be Timothy Cunnane.

(l)	“EDS Owned Systems” shall mean EDS Systems that are owned by EDS, including, without limitation, MAS.

(m)	“EDS Systems” shall mean any System utilized by EDS to provide the Base Services under this Agreement.

(n)	“Effective Date” shall mean 12:01 a.m. Eastern Time, October 1, 2001.
(o)	“Enhancement Services” shall mean those services described in Section 2.1(k) of this Agreement, relating to modifications of the MAS System.

(p)	“Expiration Date” shall mean September 30, 2006.

(q)	“Installation Date” shall mean the date on which GLOBAL completes the installation of the NDC Merchant Accounts to the Base Services.

(r)	“MasterCard” shall mean MasterCard International, Incorporated.

(s)	“MAS” shall mean EDS’ proprietary Merchant Accounting System.

(t)	“License Agreements” shall mean the software license agreements between EDS and Global relating to (a) the MAS system and (b) the distribution and exception processing system.

(u)
“Other Services” shall mean all services other than the Base Services described in Schedule A, and shall include without limitation (i) systems engineering and telecommunications engineering services not specifically described or referred to in Schedule A, (ii) special computer runs or reports, and special accounting information applications, (iii) data processing-related forms, supplies, and equipment, and (iv) custom or special enhancements to the EDS System.

(v)	“Program” shall mean the information technology services for the merchant processing business of GLOBAL.

(w)	“Services” shall mean Base Services and Other Services.

(x)
“System” or “Systems” means and includes (i) computer programs, including without limitation software, firmware, application programs, operating systems, files and utilities, (ii) supporting documentation for such computer programs, including without limitation input and output formats, program listings, narrative descriptions, operating instructions and programming instructions, and (iii) the tangible media upon which such programs are recorded, including without limitation chips, tapes, disks and diskettes. “System” or “Systems” shall include computer programs and documentation, as described above, which exists as of the date of this Agreement as well as any future modifications, changes, additions, or enhancements throughout the term of this Agreement.

(y)	“VISA” shall mean Visa U.S.A., Inc.

ARTICLE II.
AGREEMENT AND TERM

2.1
Agreement. Subject to the terms and upon the conditions specified in this Agreement, during the term of this Agreement EDS will supply to GLOBAL, and GLOBAL will purchase from EDS all of the third party provided Base Services requirements of GLOBAL.

2.2
Term. The term of this Agreement shall be for the period commencing on the Effective Date and ending on the Expiration Date or on such earlier date upon which this Agreement is terminated in accordance with the provisions of Sections 7.2, 7.3, or 7.4 of this Agreement. Notwithstanding the foregoing, GLOBAL shall be able to discontinue any of the Other Services at any time upon written notice to EDS. The term of this Agreement will automatically extend for a period of one (1) year after the Expiration Date and each subsequent one-year anniversary thereafter, unless GLOBAL gives EDS notice at least six (6) months prior to the date this Agreement would otherwise terminate that it does not wish to further extend the term of this Agreement; or EDS gives GLOBAL notice at least eighteen (18) months prior to the date this Agreement would otherwise terminate that it does not wish to further extend the term of this Agreement.

2.3
Marketing and Product Focus. The parties may work together to develop a joint marketing plan for the joint marketing and sales activities contemplated under the Purchase Agreement. In the event EDS establishes a product focus group, EDS will ensure that GLOBAL participates.

2.4
Advisory Panel. Promptly following the Effective Date, EDS and GLOBAL shall establish the Advisory Panel, which shall consist of the Account Executives and additional members each from EDS and GLOBAL as the parties shall determine. The Advisory Panel shall meet no less often than quarterly.

2.5
International Cooperation. GLOBAL and EDS agree to continue their ongoing good-faith discussions to extend their business relationship to international opportunities in appropriate circumstances, subject to agreement upon mutually acceptable terms and conditions by both EDS and GLOBAL.

ARTICLE III.
EDS OBLIGATIONS AND REPRESENTATIONS

3.1
Base Services. Except as otherwise provided in Section 3.1.1, during the term of this Agreement, EDS will be the exclusive third party provider to GLOBAL of Base Services, In connection with the provision of Base Services hereunder, EDS will:

(a)
Operate the appropriate equipment and EDS Systems so as to furnish (i) daily and other periodic reports listed in the documentation relating to the Services (examples of which have been provided to GLOBAL prior to the Effective Date), and (ii) such other reports as may reasonably be requested from time to time by GLOBAL, subject to the limitations of the EDS Systems and available EDS personnel, and subject to the imposition of additional charges for custom reports.

(b)	Provide in a timely manner the information necessary to enable GLOBAL’s customers to settle or cause to be settled all merchant account transactions with the appropriate networks.

(c)	Electronically accept input and deliver output of data at EDS’s designated locations.

(d)
Make routine modifications and ordinary day-to-day changes and corrections to the EDS Owned Systems and make routine modifications and ordinary changes and corrections to all other EDS Systems as soon as practicable after EDS receives same.

(e)	Store and safeguard magnetic tapes and disc packs containing data of GLOBAL or of GLOBAL’s customers in accordance with the data integrity safeguards specified in Section 6.2.

(f)	Provide GLOBAL with one (1) complete electronic set of Documentation used by EDS in performing the Base Services, together with updates as they are developed by EDS.

(g)	With the cooperation of GLOBAL, develop, maintain and, as necessary in the event of a disaster, execute a disaster recovery plan in accordance with Section 6.7.

(h)
Perform the Services in accordance with the Service Levels (“Service Levels”), which are set forth on Schedule B. EDS shall provide GLOBAL on or before the tenth day of each month with a report demonstrating how EDS performed against each of the Service Levels during the prior month. Until otherwise agreed, Service Levels shall in all cases be at least equal to EDS’ actual monthly average performance levels as measured during the three (3) months prior to the Effective Date.

(i)
In accordance with the terms of Section 5.5, at no additional cost to GLOBAL other than as provided in Schedule A, perform conversion services to convert GLOBAL’s existing and future portfolio of merchant accounts to EDS’ Systems.

3.1.1	It is understood and agreed that the exclusivity provisions of this Agreement relative to EDS as GLOBAL’s exclusive third party provider of Base Services shall not apply in the following instances:

(a)
Where (i) Base Services are provided under an existing agreement with another third party service provider, or (ii) GLOBAL acquires merchant accounts that are subject to other contractual requirements relative to the provision of Base Services to such accounts that GLOBAL is in its sole judgment unable to terminate.

(b)
Where GLOBAL enters into a joint venture or alliance with another party in which the merchant and/or cardholder accounts are subject to other contractual requirements relative to the provision of Base Services to such accounts that GLOBAL is in its sole judgment unable to terminate.

3.2
Other Services. GLOBAL may from time to time request Other Services. All Other Services provided to GLOBAL will be billed at the price set forth in Schedule A or, if not, at a mutually agreeable price. To obtain Other Services which are not mentioned on Schedule A, GLOBAL shall present to EDS a written proposal or inquiry. EDS shall respond in writing to such proposal or inquiry within twenty (20) business days after receipt thereof. If EDS indicates it is willing and able to undertake to provide such Other Services, EDS and GLOBAL shall specify in detail such Other Services in one or more written addenda to this Agreement. Unless otherwise agreed in advance, EDS shall own the intellectual property rights to the products of such Other Services, and all development projects will be performed in accordance with the procedures prescribed in EDS’s then-current Systems Life Cycle. Notwithstanding the foregoing, EDS shall assign its copyrights exclusively to GLOBAL for all code developed by EDS specifically for GLOBAL as enhancements or modifications to the MAS system and the distribution and exception processing system for the purpose of providing Services to GLOBAL hereunder.

3.3
Training. In the event GLOBAL requests that EDS conduct any training concerning the use of EDS’ procedures, systems, and reports and EDS is willing to do so, EDS will conduct such training as an Other Service.

3.4
Operating Instructions, System Changes. GLOBAL agrees to comply with and to cause its customers to comply with all operating instructions pertaining to the Services as issued by EDS from time to time provided that any such change does not require a material change in the way GLOBAL or its customers does business. In order to continuously improve the efficiency and quality of the Services, EDS reserves the right to make such software, hardware, and operational changes as it shall reasonably deem necessary provided that any such change does not require a material change in the way GLOBAL or its customers does business.

GLOBAL shall be notified in advance of any changes affecting the Services to GLOBAL. GLOBAL acknowledges that EDS shall provide the Services using such software, whether owned by EDS or others, as EDS in its sole discretion determines appropriate for GLOBAL’s business requirements, so long as any change due to such determination has no adverse effect upon the business of GLOBAL or its customers.

3.5
EDS will (i) comply with (A) all state and federal laws and regulations which affect the Program, (B) applicable by-laws and regulations of VISA, Visa International and MasterCard, and (c) EDS’ operating policies and procedures set forth in the Documentation.

3.6
EDS Account Executive. EDS shall assign to GLOBAL an EDS Account Executive who shall be responsible for directing all EDS activities affecting the provision of information technology services hereunder. The EDS Account Executive shall also work with GLOBAL to establish priorities for the information technology services provided hereunder.

3.7
GLOBAL’s Rights to Use EDS Systems. EDS previously granted to GLOBAL a nonexclusive license to use the MAS System in the United States and a non-exclusive license to use the distribution and exception processing system. Subject to the terms of such licenses, EDS Systems shall be and remain the property of EDS, and, subject to the licenses which may be granted pursuant to the License Agreements, GLOBAL shall have no rights or interest therein, except as set forth in this Agreement or in the License Agreements. Immediately upon execution of this Agreement, EDS will provide the most current source code and object code versions of the MAS System Software. At least nine (9) months before the termination of this Agreement in accordance with the terms hereunder, EDS will provide a copy of the then current source code and object code versions of the MAS System software and the distribution and exception processing system software, including any updates, changes or modifications. Immediately upon termination of this Agreement, EDS will provide a copy in both the object code and source code versions of any updates, changes, or modifications that have been made between the copy provided pursuant to the foregoing sentence and the termination of the license agreement. Further, GLOBAL shall keep confidential the Systems and shall not permit the Systems to be copied or reproduced, used or transferred, in whole or in part, by or to any other person, firm, or corporation, at any time except as allowed hereunder or pursuant to the License Agreements. In the event GLOBAL violates this Section 3.9, EDS shall be entitled to preliminary injunctive relief and other injunctive relief against any such violation. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all remedies or rights to recover damages EDS shall have at law or in equity for the enforcement of the above agreements. It is understood and agreed that the License Agreements shall apply not only to the Licensed Programs in their current form, but shall include all enhancements, modifications and derivative works produced by EDS for processing GLOBAL’s accounts hereunder during the term of this Agreement but that GLOBAL shall own any enhancements, modifications, or derivative works which were developed by EDS specifically for GLOBAL or developed by GLOBAL as enhancements or modifications to the MAS system and the distribution and exception processing system for the purpose of providing Services to GLOBAL hereunder.

3.8
Warranties. EDS warrants and represents that the EDS Systems will perform in accordance with the provisions of Section 3.5, the Service Levels, the specifications set forth in this Agreement, the License Agreements, and the Documentation applying to such Systems. EDS warrants that its computer data integrity safeguards (such as access codes, passwords, and anti-virus programs) are consistent with industry standards and comply with all of the guidelines and requirements of MasterCard, Visa, state, local and federal laws and government regulatory authorities supervising EDS, GLOBAL and GLOBAL’s customers and banks. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, EDS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO GLOBAL OR TO ANY OTHER PERSON OR ENTITY REGARDING THE MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE OR OTHERWISE OF THE EDS SYSTEMS OR ANY OF THEM, OR OF ANY INFORMATION TECHNOLOGY SERVICES OR MATERIALS PROVIDED HEREUNDER.

3.9	EDS Representations and Warranties. EDS hereby represents and warrants to GLOBAL that:

(a)
EDS is a corporation duly organized, validly existing and in good standing under the laws of Delaware. It has all requisite corporate power, franchises, licenses, permits, and authority to carry on its business as such business has been and is being conducted currently.

(b)
EDS has all requisite corporate power and authority to enter into, execute, and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of EDS enforceable in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights and except that the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the equitable discretion of the courts.

3.10
EDS Obligation to Fund Settlement. If, due to the failure of EDS to perform under this Agreement, GLOBAL does not receive funding through the MasterCard and VISA interchange system in a timely fashion and GLOBAL is therefore unable to fund its settlement accounts, EDS hereby agrees to advance to GLOBAL funds sufficient for such purpose at no cost to GLOBAL until such time as GLOBAL does receive such funds, whereupon GLOBAL will return such funds to EDS on the next Business Day.

3.11	Forms. GLOBAL will be responsible to provide all forms needed by GLOBAL hereunder.

ARTICLE IV.
GLOBAL OBLIGATIONS AND REPRESENTATIONS

4.1	GLOBAL Obligations. In connection with the services provided by EDS hereunder, GLOBAL will, in addition to its other obligations hereunder, perform in a timely manner the following obligations:

(a)
GLOBAL is solely responsible for determining what telecommunications lines and equipment, including terminals and control units, data lines, and any other equipment, may be required for EDS to perform services hereunder. Once such determinations are made, GLOBAL shall arrange for procurement, operation, installation, and maintenance of such equipment at EDS’s facility or reimburse EDS for such services at GLOBAL’s option. EDS shall be responsible for the connection of the telecommunication equipment to the EDS computer systems and implementation of required protocols. EDS shall support industry standard X25, TCP/IP, SNA and NDM file transfer mechanisms. EDS shall cooperate in implementing new or revised protocols that become accepted and widely used during the contract period. EDS shall provide necessary local operational monitoring and cooperate in maintenance and installation processes. All equipment provided by GLOBAL shall be compatible with EDS’s Systems.

(b)
GLOBAL will distribute, inspect, and review all reports created from information transmitted or delivered by EDS and reject all incorrect reports within ten (10) Business Days after receipt thereof for daily reports and within ten (10) Business Days after receipt thereof for other than daily reports. Notwithstanding the foregoing time limits, GLOBAL shall promptly inform EDS of any errors, deficiencies, or irregularities reflected in any such statements that GLOBAL discovers. Failure to so reject any report collected from such information shall constitute acceptance thereof. In the event GLOBAL does not meet the foregoing time limits, GLOBAL shall pay EDS its cost of retrieval for any data GLOBAL requests.

(c)
GLOBAL will cooperate with EDS to accommodate any reasonable changes or modifications to the EDS Systems which may occur from time to time as long as those changes do not adversely impact GLOBAL operations or GLOBAL’s customers. EDS will coordinate with GLOBAL before scheduling any system changes that have visibility to GLOBAL or its customers. EDS will reimburse Global for any reasonable costs or lost time associated with these changes.

(d)
GLOBAL will (i) comply with (A) all state and federal laws and regulations which affect the Program, (B) applicable by-laws and regulations of VISA, Visa International and MasterCard, and (c) EDS’ operating policies and procedures set forth in the Documentation, (ii) use written material, advice and technical information provided by EDS in connection with the Program, (iii) be solely responsible for all collections of its accounts receivable, (iv) except due to EDS’ nonperformance, negligence or intentional wrongdoing, bear all losses from uncollected accounts receivable, all costs or expenses incurred in connection with the collection of accounts, and costs or expenses incurred in connection with accounts with respect to which there is any controversy, claim, or dispute, and (v) arrange for such action as may be appropriate or necessary because of misuse or abuse in the use of any account opened or accepted by it, and other terms and conditions applicable to transactions effected through it.

(e)
GLOBAL is responsible for the quality and accuracy of all data input to EDS and will insure that such data are organized in the proper input sequence and format as specified in writing by EDS and mutually agreed by GLOBAL. Any data submitted by GLOBAL or by any of GLOBAL’s customers for processing which are incorrect, illegible, or otherwise not in proper form may be, at EDS’ option, returned to GLOBAL for correction before processing. In the event GLOBAL or its customer fails to furnish its data to EDS in the form and in accordance with the schedule agreed upon, EDS will use all reasonable efforts to reschedule and process the work as promptly as possible, it being understood that all expenses to EDS occasioned by such failure will be borne by GLOBAL. Notwithstanding the foregoing, this paragraph shall not be applicable for the six months immediately following the Effective Date, and during such time EDS shall give GLOBAL reasonable assistance in complying with this paragraph.

(f)
In the event that GLOBAL merges or consolidates with any other person or entity, the result of which is that GLOBAL is not the surviving entity, the obligations and liabilities under this Agreement shall survive and be binding upon EDS and such successor with respect to the Services then being provided by EDS. In the event GLOBAL assumes additional processing business requiring Base Services, as soon as practicable consistent with the terms of Section 3.1.1 hereof and any data processing contracts that GLOBAL is required to assume in connection with such acquisition, EDS shall provide the Base Services therefore and any Other Services as reasonably requested by GLOBAL.

(g)
GLOBAL will be responsible for conducting a training program adequate to train its employees in the use and operation of the EDS Systems and Services. GLOBAL will cooperate with EDS in the scheduling of such training consistent with the conversion of GLOBAL’s accounts to the EDS Systems.

(h)
GLOBAL will be solely responsible for providing EDS with the information regarding the BINS and ICAs used to settle all accounts to be processed by EDS under this Agreement as reasonably necessary for EDS to process hereunder.

(i)	Subject to the exceptions described in Section 3.1.1, GLOBAL shall purchase from EDS all third party provided Base Services requirements of GLOBAL during the term of this Agreement.

4.2
GLOBAL Account Executive. GLOBAL shall designate the GLOBAL Account Executive who shall be responsible for directing, insofar as EDS is concerned, all activities of GLOBAL affecting the provision of information technology services hereunder. The GLOBAL Account Executive shall also work with EDS to establish GLOBAL priorities for the information technology services provided hereunder.

4.3	GLOBAL Representations and Warranties. GLOBAL hereby represents and warrants to EDS that:

(a)
GLOBAL is a limited liability company duly organized, validly existing and in good standing under the laws of Georgia. It has all requisite corporate power, franchises, licenses, permits, and authority to carry on its business as such business has been and is being conducted currently.

(b)
GLOBAL has all requisite corporate power and authority to enter into, execute, and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of GLOBAL enforceable in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights and except that the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the equitable discretion of the courts.

ARTICLE V.
PAYMENTS TO EDS

5.1	Transaction Payments. For each month during the term of this Agreement, GLOBAL shall pay EDS the transaction charges for Base Services as specified in Schedule A hereto.

5.2
Charges for Other Services. Upon receipt by EDS of a request by GLOBAL for Other Services, EDS shall so advise GLOBAL of the charges therefore unless such charges are provided on Schedule A. Upon GLOBAL’s agreement to pay such charges, EDS shall provide the requested Other Services in accordance with Section 3.2 hereof. EDS shall not have the right to increase any of the prices on Schedule A during the term of this Agreement except that pass throughs (including but not limited to the compensation for the Dedicated SE’s used to provide Services hereunder) will increase or decrease depending on the actual costs incurred GLOBAL shall pay for all such Other Services on a calendar month basis.

5.3
Reruns. GLOBAL shall pay the reasonable charges of EDS for reruns necessitated by incorrect or incomplete data or erroneous instructions supplied to EDS by GLOBAL or its customers or agents, and for correction of programming, operator, and other processing errors caused by GLOBAL, its employees, customers or agents.

5.4	Payment.

(a)
All amounts payable to EDS pursuant to this Agreement shall be paid by electronic funds transfer to EDS from GLOBAL’s account at the Bank designated for such purpose. EDS will provide GLOBAL a monthly invoice and GLOBAL within five (5) days shall authorize a wire transfer of all undisputed sums due under such invoice.

(b)	Any amount due EDS hereunder for which a time for payment is not otherwise specified shall be due and payable within thirty (30) days after receipt by GLOBAL of an invoice therefore from EDS.

(c)
Any amount due EDS hereunder that is not paid when due shall thereafter bear interest until paid at a rate of interest equal to the lesser of eighteen percent (18%) per annum determined on a three hundred sixty (360) day year or the maximum non-usurious rate of interest allowed by applicable law.

(d)	Once the bank accounts are separated, in the event EDS submits an incorrect invoice it shall only have 90 days to correct it or GLOBAL shall be entitled to rely on such invoice as being correct.

5.5
Taxes. There shall be added to any charges under this Agreement, and GLOBAL shall pay to EDS, amounts equal to any taxes, however designated or levied, based upon such charges, or upon this Agreement, including state and local privileges or excise taxes based on gross revenue, sales and use taxes, and any taxes or amounts in lieu thereof paid or payable by EDS in respect of the foregoing, exclusive, however, of franchise taxes and taxes based on the net income of EDS.

5.6	Termination Fee.

(a)	In the event that EDS terminates this Agreement pursuant to Sections 7.2(c), 7.3, or 7.4 hereof or that GLOBAL terminates this Agreement in breach of Section 7.2(a) hereof, the parties agree that

EDS’s damages resulting from the breach will be difficult if not impossible to ascertain. Such damages may include without limitation deconversion costs, personnel and administrative costs, dedicated computer time, equipment, office space, supplies, printing and microfiche costs, telecommunications, audit costs, training costs, software, damages to contracts and leases with third parties, lost profits, and maintenance costs.

(b)
If EDS terminates this Agreement pursuant to Section 7.2(c), 7.3, or 7.4 hereof or if GLOBAL terminates this Agreement in breach of Section 7.2(a) hereof, then in lieu of all other damages to which EDS may be entitled, except for payment obligations for information technology services already provided hereunder (or that EDS may continue to provide), which shall be an additional cost, GLOBAL shall (subject to Section 5.6(e) remit to EDS within thirty (30) days of the date of the termination a termination fee equal to the sum of the following:

(i)	One Hundred Twenty-Five percent (125%) of the reasonable costs (both out-of-pocket and internal) of EDS incurred in connection with such termination; and

(ii)
(x) If termination occurs prior to the end of five years following the Installation Date, Twenty-Five percent (25%); or (y) thereafter, twelve-and-one-half percent (12.5%) of the revenues EDS would have received in the absence of such termination, which revenues shall be calculated by multiplying (A) the average of the monthly revenues received by EDS pursuant to this Agreement in the preceding six (6) months, by (B) the number of months remaining before the Expiration Date.

(c)
If GLOBAL terminates this Agreement pursuant to Sections 7.2(b) or 7.4(b) hereof, or if EDS terminates this Agreement in violation of Section 7.2(a) hereof, then, in addition to all other damages suffered by GLOBAL and recoverable under this Agreement, which shall be an additional cost, EDS shall remit to Global within thirty (30) days after receipt of GLOBAL’s invoice, a termination fee equal to one hundred twenty-five percent (125%) of all reasonable costs incurred by GLOBAL in connection with the termination of services hereunder and the conversion to another source of comparable services.

(d)
The termination fees provided for herein are hereby agreed by the parties hereto to be a reasonable amount of liquidated damages to compensate EDS for its termination expenses, lost profits, and all other damages under the circumstances in which such termination fees would be payable.

(e)
Notwithstanding anything contained in this Agreement to the contrary, in the event this Agreement is terminated in accordance with its terms (other than termination by EDS as the result of a breach of this Agreement by GLOBAL for non-payment) prior to the expiration of the initial five (5) year term, EDS shall pay GLOBAL the amount described in Schedule C.

5.9
Direct Settlement. No later than 180 days after GLOBAL’s last transaction is processed through the Key Bank settlement account—EDS will close the bank account and any trailing activity related to GLOBAL will be the responsibility of GLOBAL, the member institutions and the appropriate card companies.

ARTICLE VI.
SAFEGUARDING OF GLOBAL DATA, CONFIDENTIALITY, AND AUDIT RIGHTS

6.1
Ownership and Use of Data. GLOBAL’s data (which shall include any data of GLOBAL, its parents, direct and indirect affiliates, direct and indirect subsidiaries and all of their customers held, maintained, or processed by GLOBAL or EDS)shall remain GLOBAL’s property. Immediately upon termination of this Agreement (provided that GLOBAL shall have paid to EDS all amounts owing hereunder) or, with respect to any particular data, on such earlier date that EDS reasonably determines that it no longer requires the data in order to render services hereunder, EDS shall, at the written direction of GLOBAL, either erase such data from the data files maintained by EDS or return the data to GLOBAL. EDS shall not utilize GLOBAL’s data for any purpose other than for rendering services to GLOBAL under this Agreement.

6.2
Safeguarding Data Integrity. EDS will maintain internal computer data integrity safeguards (such as access codes, passwords and anti-virus programs) to protect against the deletion or alteration of GLOBAL’s data in the possession of EDS consistent with those that are from time to time generally applicable to EDS information processing centers. Upon payment by GLOBAL of any fees that EDS incurs, EDS shall provide such additional internal computer data integrity safeguards as GLOBAL reasonably requests.

6.3
EDS System Ownership. GLOBAL acknowledges that, except pursuant to the terms of the License Agreement and this Agreement, the Systems, including computer programs, documentation, forms, and other system materials used by EDS to provide the Services, are the proprietary information and trade secrets of EDS or, with respect to Systems licensed by third party licensors, such licensors, and any disclosure thereof to third parties will result in substantial monetary loss and irreparable damage to EDS. Accordingly, GLOBAL agrees not to disclose such materials to any third party, and to treat the same confidentially and to safeguard them using the same care and discretion which GLOBAL uses with materials it regards as confidential. Except as otherwise provided herein and in the License Agreements, all computer tapes, disks, programs, specifications, and enhancements developed in connection with the Services are and shall remain at all times during and after the term of this Agreement the exclusive property of EDS, and GLOBAL hereby assigns all its rights, title, and interest, if any, in such tapes, disks, programs, specifications and enhancements to EDS.

6.4	Confidentiality.

(a)
Except as otherwise provided herein, EDS and GLOBAL each agree that all confidential information and trade secrets communicated to it by the other, whether before or after the Effective Date, shall be and were received in strict confidence, shall be used only for purposes of this Agreement, and that no such information shall be disclosed by the recipient party, its agents or employees without the prior consent of the other party, except as may be necessary by reason of legal, accounting, or regulatory requirements beyond the reasonable control of the recipient party. The provisions of this Section 6.4 shall survive termination of this Agreement for any reason.

(b)
In the event that GLOBAL’s data or the EDS Systems or any part thereof should come into the possession of one or more unauthorized third parties as a result of a breach of this Article VI, the breaching party shall, at its own expense, use its best efforts to retrieve such data or systems and, in any event, shall reimburse the non-breaching party for all reasonable expenses incurred in connection with its retrieval efforts. In addition to any remedies the non-breaching party may have, including without limitation remedies set forth in this Agreement, the non-breaching party shall be entitled to appropriate injunctive relief against the breaching party and to prevent any other or further unauthorized use or disclosure thereof or to require the return thereof and shall be entitled to recover from the breaching party reasonable attorney’s fees and other costs of obtaining such injunctive relief, it being stipulated that such breach would cause irreparable harm to the non-breaching party for which no adequate remedy at law exists.

(c)	The obligations imposed upon either party in this Section 6.4 shall not apply to Information:

(1)	which becomes available to the public through no wrongful act of the receiving party; or

(2)	which may be published prior to the date hereof, or

(3)	which is already in the possession of the receiving party and not subject to an existing agreement of confidence between the parties; or

(4)	which is received from a third party without restriction and without breach of this Agreement; or

(5)	which is independently developed by the receiving party; or

(6)	which is disclosed pursuant to a requirement or request of a government agency or a court of competent jurisdiction.

6.5	Security.

(a)	EDS will employ controlled access systems, twenty-four hour on-site personnel, and alarm systems in EDS locations in which services are performed hereunder by EDS for GLOBAL.

(b)
Except as provided in Section 6.6 hereof, without the prior consent of EDS, no employee, agent, contractor, or invitee of GLOBAL shall operate or assist in operating equipment or Systems to be utilized by EDS hereunder, or enter any room where any such equipment or Systems are located. Employees, agents, contractors, and invitees of EDS shall comply with the reasonable rules of GLOBAL with respect to access to GLOBAL’s offices, data and data files.

6.6
Audit Rights. EDS shall provide GLOBAL’s internal and external auditors and any inspectors or agents from any bank or regulatory body exercising jurisdiction over banks or customers served by GLOBAL’s business, copies of all third party audits and examination reports (excluding those prepared by regulatory examiners) and grant such auditors, inspectors or agents reasonable access to visit the data centers from which EDS provides Services hereunder for the purpose of performing audits or inspections of GLOBAL or any bank or customer served by GLOBAL. EDS will provide to such auditors, inspectors, and agents all such assistance as they may reasonably require, rendered in connection with any such audit or inspection. For extraordinary assistance, GLOBAL shall pay EDS at EDS’ then current commercial billing rates for similar services.

6.7	Contingency Planning. The parties’ responsibilities with respect to contingency planning will be as follows:

(a)
EDS will develop, maintain and, as necessary in the event of a disaster, execute a disaster recovery plan (the “EDS Plan”) for the EDS location from which EDS provides Services hereunder (the “EDS Data Center”) and will provide to GLOBAL and its auditors and inspectors such access to the EDS Plan as GLOBAL may reasonably request from time to time. EDS will not be required to provide access to information of other EDS customers. EDS will test the EDS Plan at least once every twelve (12) months and provide GLOBAL with a copy of the SAS 70 report showing the results of such test.

(b)
GLOBAL will develop, maintain and, as necessary in the event of a disaster, execute a business resumption plan (the “GLOBAL Plan”) for the GLOBAL locations and the telecommunications links between the GLOBAL locations and the EDS Data Center relating to the contracts and business being acquired by GLOBAL from EDS under the Purchase Agreement and will provide to EDS such access to the GLOBAL Plan as EDS may reasonably request from time to time.

(c)
EDS will provide to GLOBAL such information as may be reasonably required for GLOBAL to assure that the GLOBAL Plan is compatible with the EDS Plan. Each party will reasonably cooperate with the other to comply with each other’s Plan.

(d)	Each party will be responsible for the training of its own personnel as required in connection with all applicable contingency planning activities.

(e)
Each party’s contingency planning activities will comply, as appropriate, with such of the following regulatory policies as may be applicable to GLOBAL’s business, as the same may be amended or replaced from time to time:

Federal Deposit Insurance Corporation Bank Letter BL-22-88 dated July 14, 1989

Federal	Reserve System Supervision and Regulation Number SR-89-16 dated August 1, 1989

Office	of the Comptroller of the Currency Banking Circular Number BC 177 dated July 12, 1989

Office	of Thrift Supervision Bulletin Number TB30 dated July 19, 1989

If compliance with any amendments or replacements of the policies listed above would significantly increase or decrease EDS’ cost of providing Services, the parties shall review the pricing hereunder.

ARTICLE VII.
TERMINATION

7.1
Dispute Resolution. In the event of any dispute, controversy, or claim with respect to the interpretation of any provision of this Agreement or the performance by EDS or by GLOBAL hereunder, the following procedures will be followed:

(a)
Upon the written request of either parry, each of the parties will appoint a representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute. The representatives will meet for the purpose of negotiating in good faith to resolve such dispute without resort to formal proceedings. During the course of such negotiation, the parties will comply with all reasonable requests for access to relevant information. Mediation of such dispute, controversy, or claim in accordance with Section 7.1 (b) may not be commenced until the earlier of (i) both representatives concluding in good faith that amicable resolution through continued negotiation of the matter in issue does not appear likely, or (ii) forty-five (45) days after the initial request to negotiate such dispute. All discussions and negotiations between such representatives shall be deemed privileged and confidential communications and accorded full privilege as if made through each party’s attorneys.

(b)
Any dispute, controversy, or claim which relates in any way to this Agreement and which has not been resolved by the parties using the informal dispute resolution process described in Section 7.1(a) above shall be referred for mediation to a mediator selected from the list of qualified mediators maintained by the association of attorney mediators in the locale agreed upon by the parties for the conduct of such mediation, which mediator shall be selected by mutual consent of the parties. Such mediation shall not be binding upon the parties unless the parties agree in writing to any settlement arising from such mediation. Costs of the third party conducting the mediation shall be borne equally by the parties. The fact that mediation has or may be commenced shall not impair the exercise of any termination rights in accordance with the provisions of this Agreement.

7.2	Termination for Cause.

(a)	Except as provided in Section 7.2(b) and 9.7 of this Agreement, neither EDS nor GLOBAL shall terminate this Agreement prior to the Expiration Date.

(b)
In the event that EDS shall materially default in the performance of any of its duties or obligations hereunder, which default shall not be substantially cured within twenty (20) Business Days after notice is given to EDS specifying the default, then GLOBAL may, by giving notice thereof to EDS, terminate this Agreement for cause as of a date specified in such notice of termination.

(c)
In the event that GLOBAL shall materially default in the performance of any of its duties or obligations hereunder (except for a default in payments to EDS), which default shall not be substantially cured within twenty (20) Business Days after notice is given to GLOBAL specifying the default, then EDS may, by giving notice thereof to GLOBAL, terminate this Agreement for cause as of a date specified in such notice of termination. In the event that GLOBAL materially defaults in performance of any of its duty hereunder and EDS elects to terminate the Agreement in accordance with the provisions hereof, EDS shall be entitled to the same liquidated damages EDS would be entitled under Section 5.8 if GLOBAL had terminated this Agreement before the Expiration Date.

7.3
Termination for Nonpayment. In the event that GLOBAL defaults in the payment when due of any amount due to EDS hereunder and does not cure such default within ten (10) Business Days after being given notice of such default, then EDS may, by giving notice thereof to GLOBAL, terminate this Agreement as of a date specified in such notice of termination.

7.4	Termination for Insolvency.

(a)
In the event that GLOBAL becomes or is declared insolvent or bankrupt, is the subject of any proceedings related to its liquidation, insolvency, or for the appointment of a receiver, conservator, or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the liquidator, trustee, receiver, conservator, new owner, manager, or other agent or representative shall have sixty (60) days to notify EDS that it is terminating the Agreement as of a date within such sixty (60) day period. If EDS is not so notified, this Agreement shall not be terminated, but shall continue on all of the terms and conditions stated herein, including, without limitation, the payment terms specified in Article V. All services provided to GLOBAL by EDS pursuant to this Agreement shall be deemed to be administrative expenses in the event of GLOBAL’s insolvency or bankruptcy or the appointment of a receiver, conservator, or similar officer for GLOBAL.

(b)
In the event that EDS becomes or is declared insolvent or bankrupt, is the subject of any proceedings related to its liquidation, insolvency, or for the appointment of a receiver, conservator, or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the liquidator, trustee, receiver, conservator, new owner, manager, or other agent or representative shall have sixty (60) days to notify EDS that it is terminating the Agreement as of a date within such sixty (60) day period. If GLOBAL is not so notified, this Agreement shall not be terminated, but shall continue on all of the terms and conditions stated herein, including, without limitation, the payment terms specified in Article V.

7.5
Rights Upon Termination. Upon termination of this Agreement and payment in full of all amounts due EDS from GLOBAL, EDS shall provide all of GLOBAL’s master files in its possession to GLOBAL in the machine-readable format and on media of EDS’ choice. Subject to the provisions of the License Agreement, GLOBAL shall promptly return to EDS all copies of the EDS System and documentation of the EDS System in GLOBAL’s possession and completely erase the EDS System and all elements thereof from its computer system and, upon EDS’ request, shall execute and deliver to EDS a written certification that GLOBAL has complied with the provisions of this Section 7.5 and no longer retains any material relating to the EDS System.

ARTICLE VIII.
INDEMNITIES AND LIABILITY

8.1
Cross Indemnity. EDS and GLOBAL each agree to indemnify, defend and hold harmless the other from any and all claims, actions, damages, liabilities, costs, and expenses, including without limitation reasonable attorneys’ fees and expenses, arising out of (i) death or bodily injury of any agent, employee, customer, business invitee or business visitor of the indemnitor, or (ii) the damage, loss or destruction of any property (other than GLOBAL data) of the indemnitor.

8.2
Correcting Defects. In the event that any services provided to GLOBAL are inaccurate, incomplete, incorrect, or otherwise defective due primarily to EDS’ fault or negligence, EDS shall, at GLOBAL’s option, either correct such defect without charge to GLOBAL or effect an equitable reduction of the price paid or payable for the services to which such defect relates, provided that EDS has received written notice of such defect from GLOBAL within twenty (20) Business Days from the date of which the GLOBAL become aware of, or should have become aware of, such defect.

8.3
Limitation of Liability. Except as provided in Sections 3.12, 8.1 or 8.4, in the event EDS shall be liable to GLOBAL on account of EDS’ performance or nonperformance of its obligations under this Agreement, whether arising by negligence, willful misconduct, or otherwise, (a) the amount of damages recoverable against EDS for all events, acts, or omissions shall not exceed an amount equal to the lesser of (i) twelve (12) times the aggregate monthly compensation payable by GLOBAL to EDS pursuant to Section 5.1 hereof for the month preceding the month in which such damages first arose, or (ii) Ten Million Dollars ($10,000,000.00) and (b) the measure of damages shall not include any amounts for indirect, consequential, or punitive damages of any party, including third parties. Further, no cause of action which accrued more than three (3) years prior to the filing of a suit alleging such cause of action may be asserted by either party against the other. In connection with the conduct of any litigation with third parties relating to any liability of EDS to GLOBAL or GLOBAL to EDS or to such third parties, EDS and GLOBAL, respectively, shall have all rights (including the right to accept or reject settlement offers and to participate in such litigation) which are appropriate to its potential responsibilities or liabilities.

8.4.
Infringement Indemnity. EDS and Global each shall indemnify, defend, and hold harmless the other from and against any and all claims, actions, damages, liabilities, costs, and expenses, including reasonable attorneys’ fees and expenses, arising out of any claim or claims of infringement by the indemnitor of any United States letters patent, trade secret, copyright, trademark, service mark, trade name, or similar proprietary right conferred by common law or any law of the United States or any state alleged to have occurred because of action taken or not taken by the indemnitor.

8.5
Procedures. The indemnification obligations set forth in this Section 8 will not apply unless the party claiming indemnification: (i) notifies the other promptly in writing of any claims in respect of which the indemnity may apply and of which the notifying party has knowledge in order to allow the indemnitor the opportunity to investigate and defend the matter; provided, however, that the failure to so notify will only relieve the indemnitor of its obligations under this Section 8 if and to the extent that the indemnitor is prejudiced thereby; and (ii) gives the other party full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof; provided, however, that the indemnitee will have the right to participate in any legal proceeding to contest and defend a claim for indemnification involving a third party and to be represented by legal counsel of its choosing, all at the indemnitee’s cost and expense. However, if the indemnitor fails to promptly assume the defense of the claim, the party entitled to indemnification may assume the defense at the indemnitor’s cost and expense. The indemnitor will not be responsible for any settlement or compromise made without its consent, unless the indemnitee has tendered notice and the indemnitor has then refused to assume and defend the claim and it is later determined that the indemnitor was liable to assume and defend the claim. The indemnitee agrees to cooperate in good faith with the indemnitor at the request and expense of the indemnitor.

ARTICLE IX.
MISCELLANEOUS

9.1
Right of EDS to Perform Services for Others. EDS may perform data processing services for third parties at any EDS information processing center that EDS may utilize for processing GLOBAL’s data provided that EDS does not violate any non-compete provision contained in the Asset Purchase Agreement.

9.2
Hiring of Employees. During the term of this Agreement and for a period of 12 months thereafter, neither party will solicit, directly or indirectly, for employment or employ any employee of the other (including an employee of a parent, direct or indirect affiliate, or direct or indirect subsidiary of either party) who is or was involved in the performance of such party’s obligations hereunder without the prior written consent of the other.

9.3
Notices. All notices under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or by a nationally recognized courier service, faxed or mailed by registered or certified mail, return receipt requested, postage prepaid, or by regular mail to the parties at the addresses set forth below. All notices under this Agreement that are addressed as provided in this Agreement, (a) if delivered personally or by a nationally recognized courier service, will be deemed given upon delivery, (b) if delivered by facsimile, will be deemed given when confirmed as having been received by the receiving party (c) if delivered by mail in the manner described above, will be deemed given on the fifth business day after the day it is deposited in a regular depository of the United States mail, and (d) if delivered by regular mail, will be deemed given upon actual receipt by the receiving party. Either party may change its address or designee for notification purposes by giving notice to the other of the new address or designee and the date upon which such change will become effective. In the case of EDS:

Electronic Data Systems Corporation
5400 Legacy Drive
Plano, Texas 75024

Attn: General Manager – Financial Process Management

With a copy to:

Electronic Data Systems Corporation
5400 Legacy Drive
Plano, Texas 75024

Attn: EDS LEGAL AFFAIRS DEPARTMENT

In the case of GLOBAL:

GLOBAL PAYMENT SYSTEMS, LLC
4 Corporate Square
Atlanta, Georgia 30329-2010
Attention: Corporate Secretary

Either party may from time to time change its address for notification purposes by giving the other prior notice of the new address and the date upon which it will become effective.

9.4
Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which taken together shall constitute one single agreement between the parties hereto.

9.5
Relationship of Parties. EDS, in furnishing services to GLOBAL hereunder, is acting only as an independent contractor. EDS does not undertake by this Agreement or otherwise to perform any obligation of GLOBAL, whether regulatory or contractual, or to assume any responsibility for GLOBAL’s business or operations. EDS has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by EDS hereunder unless otherwise provided herein.

9.6
Notices, Approvals and Similar Actions. Where notice, agreement, approval, acceptance, consent or similar action by either party hereto is permitted or required by any provision of this Agreement, such action shall not be effective unless in writing signed by the party against whom such action is sought to be enforced. All requests and designations hereunder shall not be effective unless in writing. Any approval required by any provision of this Agreement shall be readily forthcoming unless the party whose consent is required shall state in writing a valid business reason for withholding such consent.

9.7
Force Majeure. Each party hereto shall be excused from performance hereunder for any period and to the extent that it is prevented from performing any action pursuant hereto, in whole or in part, as a result of delays caused by the other party or an act of God, war, civil disturbance, court order, labor dispute, act, omission or failure to perform by a third party (other than EDS’ subcontractors performing Services hereunder), or other cause beyond its reasonable control, including without limitation failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment. Such nonperformance shall not be a default hereunder or a ground for termination hereof; provided, however, that if any non-performance due to force Majeure shall extend beyond thirty (30) days, the other party may, in its sole discretion, either (i) terminate this Agreement upon not less than fifteen (15) days prior written notice, or (ii) suspend performance hereunder and obtain substitute services until such time as the non-performance is remedied.

9.8
Waiver. A waiver by either of the parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

9.9
Media Releases. All media releases, public announcements and public disclosures by any party hereto relating to this Agreement or its subject matter, including without limitation promotional or marketing material, but not including any announcement intended solely for internal distribution or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of such party, shall be coordinated with and approved in writing by the other party hereto prior to the release thereof, which approval shall not be unreasonably withheld, conditioned or delayed.

9.10
Entire Agreement. This Agreement, including any Schedules and Exhibits referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof as of the Effective Date and there are no representations, understandings or agreements relative hereto which are not fully expressed herein.

9.11	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

9.12
Assignment. Neither party hereto may assign any rights or delegate its obligations hereunder without consent from the other, which consent may not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, GLOBAL shall have the right to assign this Agreement to a successor in interest to all or a substantial portion of its business.

9.13	Amendment. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by both GLOBAL and EDS.

IN WITNESS WHEREOF, EDS and GLOBAL have each caused this Agreement to be signed and delivered by its duly authorized officer, all as of the date fast set forth above.

ELECTRONIC DATA SYSTEMS CORPORATION By: /s/ MARTHA J. HULSE Name: Martha J. Hulsa Title: General Manager, Financial Process Management	GLOBAL PAYMENT SYSTEMS, LLC By: GPS Holding Limited Partnership, member By: /s/ SUELLYN P. TORNAY Name: Suellyn P. Tornay Title: General Counsel

By: Global Payments Inc., its General partenr By: /s/ SUELLYN P. TORNAY Name: Suellyn P. Tornay Title: Secretary

Schedule A
Pricing & Services

EDS will provide processing services to Global Payment Systems (GPS) in the following areas:

•	Merchant data processing

•	Professional services
Prices for the services are bundled. EDS will invoice for the Base Services based on the price volume of one bill code in each bundle. Miscellaneous Services are priced separately and EDS will invoice for these based on the volume and price of each bill code. Definitions of Base Services, Professional Services, Pass Through items, and their prices are discussed on the following pages.

•	Neuraltech (Cadre)
The EDS Network processing system will be able to extract all incoming chargeback and retrieval activity for agreed upon portfolios and customers, including but not limited to Merchant Accounting Corporate 055, 057 and 027. Data for Visa, MasterCard and Diners Club is extracted and transmitted to Global in Maryland each time incoming data is received from the respective credit card association. EDS Network processing system will be able to process all outgoing Chargeback and Retrieval activity for agreed upon portfolios and customers, including but not limited to, Merchant Accounting Corporate 055, 057, and 027, which is transmitted form the Global “Cadre” Exceptions Processing system in Maryland once daily, Monday through Saturday. Data for VISA, MasterCard and Diners Club is processed through association provided “Edit” software and transmitted to each card association. The EDS Network system also transmits a daily extract of all acquired settlement and authorization transactions for Merchant Accounting Corporate 055 and 027 to the Global in Maryland site. This transmission occurs Monday through Friday after the evening distribution process.

•	Merchant Fraud Reporting System
Provides user parameter driven Fraud Management system (FMS) as part of the Merchant Accounting System (MAS). This subsystem examines clearing transactions, authorization transactions, and chargebacks settled to a merchant through the EDS Merchant Accounting System (MAS) for fraudulent activity. The subsystem optionally allows a customer to examine transactions for fraud with an online facility or report. The online facility availability is the same as the contractual MAS availability. Batch processing to load FMS with available activity will occur at mutually agreed upon times.

•	Online Fiche Retention

EDS will provide services as described below:

o    Eliminate EDS retained copies of fiche and replacing them with online SAR retention
o    Maintain twelve months within the existing SAR system of reports defined for fiche generation’
o    Fiche reruns will be provided within 30 days of initial generation
o    No change to the generation of fiche originals or to the current distribution to Global’s customers

•	EPS Archive

EDS will provide software and services as described below;

1

o
Outside normal transaction processing for non EDS Exceptions Processing (EPS) system users, EDS will warehouse VISA, MasterCard and Diners transactions on the EPS transaction archive table for the Global mutually agreeable customers and portfolios, including but not limited to Merchant Accounting Corporate 055, 057, and 027. The retention period of data will be six months.

Base Price

Ticket posting fee will be assessed on monthly NDC merchant portfolio transaction (TXNS) Volumes as follows:

Price Per Settled and Non-settled TXNS	Monthly Settled & Non-Settled TXNS
$0.0027	up to 106,082,166
$0.0024	106,082,167 to 131,082,000
$0.0023	131,082,001 to 147,748,833
$0.0022	147,748,834 to 164,415,500
$0.0021	164,415,501 and up

•
A settled transaction is one that EDS introduces into interchange and monetary settlement occurs as a result. They include but are not limited to sales, cash advances, credits, reversals, and batch headers (M810). A non-settled transaction is memo posted to EDS’ Merchant Accounting Systems (MAS), is not introduced into interchange, and settlement occurs independent of EDS (M830, M831, and MT 600).

Services Included in Base Price

•	Merchant Account on File
•	Additional Merchant Outlet on File
•	Merchant Transaction Posting
•	Merchant Tape Entry Processing
•	Merchant Transmission Entry Processing
•	Merchant Reject Processing – both front-end and back-end
•	Merchant Batch Header Electronic Processing
•	Third Party Authorization Posting
•	Daily Advice – Deposit, Adjustment
•	Batch/Letter Adjustment
•	Electronic Ticket processing Confirmation Letter Statement Creation
•	Statement Printing
•	Consolidated Chain Merchant Statements
•	ACH Tape Settlement
•	On-line Merchant Statements – for 4 months
•	Ad Hoc Query File Creation & Transmission

2

Pricing for Miscellaneous Multi-client Merchant Services as of October 1, 2001.		Merchant Fraud Reporting System
		Transactions
• Basic Chargeback, per item	$4.43
• Basic Retrieval, per item	$2.43	Up to 24,000,000	.00060
• Additional months of on-line merchant statements beyond 4	$.023 per item	24,000,001 – 48,000,000	.00055
		48,000,001 – 96,000,000	.00050
• Incoming Neuraltech chargeback without documentation, per item	$0.75	96,000,001 and up	.00045

• Outgoing Retrieval request Neuraltech, per item
	$0.20	EDS Archive
• Incoming Retrieval Request Neuraltech, per item
	$0.20	Transactions
• Ad hoc server	$4250/month*
		Up to 24,000,000	.00068
* In the event GLOBAL’s volumes exceed the server’s capacity EDS shall add additional capacity upon GLOBAL’s request at a mutually agreeable price.		24,000,001 – 48,000,000	.00065
		48,000,001 – 96,000,000	.00062
		96,000,001 and up	.00059

Telecommunications & Network Management Fee

EDS will charge a monthly telecommunications and network management fee of $21,800 for the multi-client portfolio. Telecommunications fees are considered pass through and are contingent upon the level of service provided by EDS and band width required by the customer. New customers will be quoted a fee based on service.

3

Pricing for Miscellaneous Multi-client Merchant Services as of October 1, 2002.

• Basic Chargeback, per item	$4.21
• Basic Retrieval, per item	$2.31
• Additional months of on-line merchant statements beyond 4
$.022 per item
• Incoming Neuraltech chargeback without documentation, per item
$0.71
• Outgoing Neuraltech chargeback without documentation, per item	$0.71
• Outgoing Retrieval request Neuraltech per item	$0.19
• Incoming Retrieval Request Neuraltech, per item
$0.19
• Ad hoc server	$4037.50/month*

* In the event GLOBAL’s volumes exceed the server’s capacity EDS shall add additional capacity upon GLOBAL’s request at a mutually agreeable price.

Merchant Fraud Reporting System
Transactions

Up to 24,000,000	.000570
24,000,001 – 48,000,000	.000522
48,000,001 – 96,000,000	.000475
96,000,001 and up	.000428

EDS Archive
Transactions

Up to 24,000,000	.000646
24,000,001 – 48,000,000	.000618
48,000,001 – 96,000,000	.000589
96,000,001 and up	.000560

Telecommunications & Network Management Fee

EDS will charge a monthly telecommunications and network management fee of $21,800 for the multi-client portfolio. Telecommunications fees are considered pass through and are contingent upon the level of service provided by EDS and band width required by the customer. New customers will be quoted a fee based on service.

4

Pass-Through Expense

•	MasterCard and Visa Fees

•	Postage used for services rendered to GLOBAL hereunder

•	Communication Line and Equipment Fees which are requested by GLOBAL

•	Custom Forms Specifically Requested

•	Microfiche

Professional Services

•	EDS will quote time/material rates per engagement. Current rates are $80 per hour, subject to change each anniversary at mutually agreeable prices.

•	EDS will charge fees for set-up related to telecommunications.

•	Dedicated SE’s will be billed to GPS based on their fully – loaded total compensation including space and equipment and including commercially reasonable travel expenses at cost.

5

Performance Standards/Service Level Agreement

Schedule B

This schedule will serve as the agreement for Information Technology Services-Performance Standards/Service Level Agreement between Electronic Data Systems (EDS) and Global Payment Systems (Customer)

Section 1.1    Outage Notification – Planned Outages

Proper notification to the Customer for planned outages will be a minimum of 72 hours with a goal of 7 days.

Section 1.2    Planned Outages – Schedule

Planned outages will be scheduled between the hours of 2:00 a.m. to 6:00 a.m. EST. EDS may schedule up to four planned outages a year to exceed the 2:00 a.m. to 6:00 a.m. window for the purposes of power and Central Processing Unit (CPU) maintenance. Standards as outlined in Section(s) 3.1 and 3.3 will be waived for planned outages as long as proper notification, as defined in Section 1.1, has been made to the Customer. Outages agreed to by customer to support conversion activities will not be counted against the standards described in Section 3.1 through 3.3.

Section 1.3    Outage Notification – Unscheduled Outages

The Customer will notify the EDS Westlake Resource Center (WRC) upon discovery of any unscheduled outage or system problem undetected by EDS. EDS will notify the Customer upon discovery of any unscheduled outage or system problem not previously reported by the Customer. EDS will provide periodic status reports to the Customer during the duration of an unscheduled outage or system problem. Intervals for status reporting will not exceed 30 minutes if an online outage or 60 minutes if a batch outage.

Section 1.4    Outage Reporting

The duration of scheduled or unscheduled outages will be reported to the Customer by EDS on the Daily Standards Performance Report. A Systems Impact Statement will be provided to the Customer for all unscheduled outages or system problems within 3 business days of the occurrence. (The Systems Impact Statement will contain a description of the problem, systems affected, duration of outage, the short term resolution, the permanent resolution and the date of occurrence.)

Section 2.1    Processing Problems – Definitions

Processing problems will be defined in accordance with the following severity codes.

Severity 1:
An Online application is unavailable for performing normal standard functions or a batch job has abended and requires immediate repair. The problem has a financial impact or is of a critical nature and has no temporary work around. Performance standards as defined in this agreement cannot be met until the problem is resolved.

Severity 2:	The problem is of a critical nature and must be resolved prior to the next cycle or scheduled event relative to the nature of the problem. For example, a statement cycle.

Severity 3:	The problem is of a non-critical nature or a work around exists. Performance standards are not being affected.

Severity 4:	A problem or issue not requiring System Engineering resources.

Section 2.2    Processing Problems – Resolutions

EDS will resolve reported processing problems in accordance with the severity code as outlined below:

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Severity 1 – 100% resolved prior to nightly batch cycle or ASAP for online systems.
Severity 2 – 100% resolved prior to the next scheduled cycle relative to the problem.
Severity 3 – As prioritized by the Customer.
Severity 4 – Within 5 business days.

Section 3.1    Settlement

MasterCard Outgoing:

Standard:    100% meets the window if received prior to 12:00 a.m. EST.

Visa Outgoing:

Standard:    100% meets the window if received prior to 12:00 a.m. EST.

Diners Outgoing:

Standard:    100% meets the window if received prior to 12:00 a.m. EST.

Outages caused by failure of MasterCard, Visa, or Diner’s will not be counted against these standards.

Section 3.2    Systems Availability Standards

All times referenced below are EST.

Exception Processing System
Base Time: 100% available 6:00 a.m. to 8:30 p.m., Monday through Saturday
100% available 8:00 a.m. to 4:00 p.m., Sunday

Availability Standard: Daily 99.25% of Base Time:

Merchant Accounting System
Base Time: 100% available 8:00 a.m. to 9:00 p.m. 7 days per week

Availability Standard: Daily 99.25% of Base Time:

Section 3.3    Other Performance Standards

a) Mailings
Merchant Statements: 50% mailed within 3 business days, 100% in 4 business days.

Letters & Notices: 95% mailed within 3 business days, 100% in 4 business days.

Microfiche: 100% mailed within 7 business days.

Reports: 100% mailed next business day.

b) Data Security Services
Standard: 95% of all Data Security will be completed within 3 business days, 100% in 5 business days

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Section 4.1    Required Processing Files

The Customer agrees to transmit all necessary monetary and non-monetary account information required for batch processing on or before the times established below. The Customer further agrees that should any of the listed files not be received prior to the established deadlines, the batch cycle will be processed without the data in the transmission, or, upon Customers option, the batch cycle will be held until receipt of such file and all standards for that cycle will have been considered to have been met by EDS.

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Schedule C

The parties shall determine the number of months remaining in the unexpired term of the contract (including the month in which the termination occurs) and shall multiply that number by $83,400 in order to determine the amount owed to GPI under Section 5.8 (e).

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